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                                  Exhibit 99.1

                                  Risk Factors
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Statements in this Form 10-Q that are not historical facts are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of
1995). These statements include but are not limited to those relating to projections regarding future network configuration and scope, revenues and revenue growth, costs (direct and operating costs), earnings per share, EBITDA, specific product and service sales and capital expenditures. These statements, when made, are intended to reflect VIA management's then current views with respect to future events and expectations and are subject to a number of risks, assumptions and uncertainties which could cause our actual results to differ materially from those projected in such statements.

           Discussion of Risk Factors, Assumptions and Uncertainties

Risks Related to our Business

Our combined operating history is limited and may not be indicative of our future performance.

  Although a number of the operating companies we have acquired have been in operation for some time, VIA, as a combined operation, has a limited history of operations. Our limited history makes it more difficult to recognize operational or financial trends and indicators that might otherwise allow us to predict future financial performance with a higher degree of comfort.

Because we have grown rapidly and we expect our growth to continue, we may have difficulty managing our growth effectively, which could adversely affect the quality of our services and the results of our operations.

  We have grown rapidly through acquisitions and focusing on our core market of
small and medium-size businesses.   From June 1998 through December 2000, we
acquired 26 companies and increased the total number of our employees from five to almost 1300. We expect to continue our growth by focusing sales efforts on value-added services to our core market and continuing to develop our base of larger corporate customers. To manage our expected growth effectively, we must

    .  implement additional management information systems

    . develop additional operating, administrative, financial and accounting systems and controls

    .  hire and train additional personnel

    . expand the reach of our network and increase our Internet points of presence

  If we are unable to meet these demands, the quality of our services may suffer, causing us to lose customers and revenues.

Our efforts to reduce our lower margin residential and wholesale customer base may reduce our revenues in the short or intermediate term faster than we can generate higher margin business and value-added services revenues

  We have focused our sales and product development efforts on selling higher margin products and pursuing greater market share of the business market for Internet and Internet-related services. In doing so, we have allowed our legacy residential and wholesale customer base to run off and, in certain markets, have
pursued or considered the sale of such customer accounts.   We may not be able
to acquire business
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customer revenues as quickly as our residential customer or wholesale revenues diminish, which could adversely affect our operating results.

If we fail to integrate operating and information systems, networks and management of our acquired companies successfully, we may suffer operating inefficiencies and reduced operating cash flow.

  We may not be able to integrate our acquired companies to the extent that we have assumed because we currently operate in 14 different countries with different governmental regulations, languages, customs, currencies and availability of telecommunication capacity to carry data. Any material failure to integrate systems, networks or management of these operations may have a significant negative impact on the assumptions we make or have made with respect to cost reductions, sales and marketing opportunities as well as our ability to adequately serve and bill our customers. In addition, we have and will continue to commit substantial management, operating, financial and other resources to integrate our operating companies and implement our business model, which will continue to reduce our operating cash flow.

Our integration efforts may lead to the loss of key staff and a distraction from revenue-generating opportunities, which may lead to lower than expected operating results

  We have acquired multiple operations in the United Kingdom, France, Germany, The Netherlands and Switzerland. In each of these countries, we are in various stages of integrating legally, financially and operationally the separate companies acquired in that country into a single operation. These efforts may create operational and personnel disruptions that may lead to the loss of key personnel or require that we increase salaries or fringe benefits to retain staff. In addition, integration activities require significant attention from key management and staff at these operations, which may distract management and staff from revenue-generating opportunities and negatively affect our results.


Financial information on which we have relied to make acquisitions may not have been accurate, which may result in our acquiring undisclosed liabilities or experiencing lower than expected operating results.

  The companies we have acquired typically have not had audited financial statements and historically have varying degrees of internal controls and detailed financial information. As a result, we may have acquired undisclosed liabilities or experience lower-than-expected revenues or higher-than-expected costs for those companies that we have acquired recently, which could adversely affect our future operating results. To date, no issues of this kind have arisen that have materially adversely affected our results; however, they may arise in the future.


Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect our operating results.

  We record the revenues and expenses of our local operations in their home currencies and translate these amounts into U.S. dollars for purposes of reporting our consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our revenues, expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. For example, the average value of the Euro (Euro) increased by 6.2% in relation to the U.S dollar during the quarterly period ending March 31, 2001 but decreased by 4.2% in relation to the U.S. dollar during the quarterly period ended December 31, 2000. Because each Euro converted to more U.S dollars during the quarterly period ended March 31, 2001, we reported higher revenue growth than what would be calculated in local currencies for the first quarter of 2001, and since each Euro converted into fewer U.S. dollars during the quarterly period ended December 31, 200, we reported lower revenue growth than what would be calculated in local currencies for the fourth quarter of 2000. In addition, we hold foreign currency balances that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. For example, the decrease in the value of the Euro from the beginning to the end of our first quarter of 2001 resulted in a $5.5 million foreign exchange loss and a reduction in earnings per share of $0.09, and the increase in value of the Euro from the beginning to the end of the
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fourth quarter of 2000 resulted in a $4.8 million foreign exchange gain and an increase in earnings per share of $.08. In projecting future operating results, we make certain assumptions about the fluctuation of the home currencies of our operations. If these assumptions turn out to be materially inaccurate, our actual operating results may be materially different from our projections.

Logistical problems or economic downturns that could result from the introduction of the Euro may affect our ability to operate and adversely impact our operating results.

  On January 1, 1999, 11 of the 15 European Union member countries adopted the Euro as their common legal currency, at which time their respective individual currencies became fixed at a rate of exchange to the Euro, and the Euro became a currency in its own right. During a January 1, 1999 to January 1, 2002 transition period, we must manage transactions with our customers and our third-party vendors who conduct business in Euro participating countries in both the Euro and the individual currencies. If VIA, its customers or vendors, experience systems problems in converting to the Euro, VIA may be unable to bill and collect from customers or pay vendors for services, and our operating results could be materially adversely affected. To date, we have not experienced any material problems in this conversion effort.

Our brand names are difficult to protect and may infringe on the intellectual property rights of third parties.

  We are aware of other companies using or claiming to have rights to use trademarks that are similar to our marks and variations of those marks, including the VIA NET.WORKS mark. We have received several demands from third parties to cease and desist using one or more of our trademarks. The users of these or similar marks may be found to have senior rights if they were ever to assert a claim against us for trademark infringement. If an infringement suit were instituted against us, even if groundless, it could result in substantial litigation expenses in defending the suit. If such a suit were to be successful, we could be forced to cease using the mark and to pay damages. Moreover, if we are forced to stop using any of our trademarks, we may have to expend significant resources to establish new brands and our operating results may be materially impacted.

Risks Related to our Industry

Regulatory and economic conditions of the countries where our operating companies are located are uncertain and may decrease demand for our services, increase our cost of doing business or otherwise reduce our business prospects.

  Our operating companies are located in countries with rapidly changing regulatory and economic conditions that may affect the Internet services industry. Any new law or regulation pertaining to the Internet or telecommunications, or the application or interpretation of existing laws, could decrease demand for our services, increase our costs, or otherwise reduce our profitability or business prospects. Specific examples of the types of laws or regulations that could adversely affect us include laws that

   .  impose taxes on transactions made over the Internet

   .  impose telecommunications access fees on Internet services providers

   . directly or indirectly affect telecommunications costs generally or the costs of Internet telecommunications specifically

   . prohibit the transmission over the Internet of various types of information and content

   . impose requirements on Internet services providers to protect Internet users' privacy or to permit government interception of data traffic

   . increase the likelihood or scope of competition from telecommunications or cable companies
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  For example, Germany has enacted legislation that requires Internet services providers to establish technical means to permit German authorities to intercept
data traffic of identified customers.   The application of the legislation to
Internet services providers has been subject to significant opposition from Internet services providers industry groups because of the significant cost that would be imposed on service providers to comply with the law. This opposition has led to a delay in the implementation of the law. If the law is ultimately applied to Internet services providers, our German operations could be significantly impacted. Also, some states of Brazil impose a tax of up to 30% on revenues generated by communications services. There has been no judicial determination that Internet access services constitute communications services. If Internet services providers were ultimately required to pay this tax, our Brazilian operations would be negatively and significantly impacted.

  These laws could require us to incur costs to comply with them or to incur new liability. They could also increase our competition or change our competitive environment so that customer demand for our products and services is affected.

  In addition to risks we face from new laws or regulations, we face uncertainties in connection with the application of existing laws to the Internet. It may take years to determine the manner in which existing laws governing issues like property ownership, libel, negligence and personal privacy will be applied to communications and commerce over the Internet.


Increasing competition for customers in our markets may cause us to reduce our prices or increase spending, which may negatively affect our revenues and operating results.

  There are competitors in our markets with more significant market presence and brand recognition and greater financial, technical and personnel resources than we have. We also face competition from new entrants such as ADSL/DSL and wireless local loop providers who may have significantly reduced cost structures in obtaining local access connectivity to the customer. Although the competitors we face vary depending on the market and the country, these competitors may include local and regional Internet services providers, telecommunication companies and cable companies. Some of our competitors, especially the telecommunications companies, have large networks in place as well as a significant existing customer base. As a result of this competition, we currently face and expect to continue to face significant pressure to reduce our prices, particularly with respect to Internet access services, and to improve the products and services we offer.


If demand for Internet services in our markets does not grow as we expect, our ability to grow our revenues will be negatively affected.

  Internet use in our markets is relatively low. If the market for Internet services fails to develop, or develops more slowly than expected, we may not be able to increase our revenues at the rate we have projected. Obstacles to the development of Internet services in our markets include:

   .  low rates of personal computer ownership and usage

   . lack of developed infrastructure to develop Internet access and applications

   .  limited access to Internet services

  In particular, we depend on increasing demand for Internet services by small to mid-sized businesses in our geographic markets. Demand for Internet services by these businesses will depend partly on the degree to which these businesses' customers and suppliers adopt the Internet as a means of doing business, and partly on the extent to which these businesses adopt Internet technologies to deal with internal business processes, such as internal communications. Demand will also partly depend on whether there is a general economic downturn in these markets, which may result in a cutback of expenditures of the services we offer. Furthermore, as competitive pressures drive down customer prices for Internet access in many of our
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markets, we depend increasingly in such markets on our ability to sell our customers higher margin, value added services such as security services, web hosting, and ecommerce solutions.

We are in a rapidly evolving industry in which the products and services we offer, their methods of delivery and their underlying technologies are changing rapidly, and if we do not keep pace with these changes, we may fail to retain and attract customers, which would reduce our revenues.

  The Internet services market is characterized by changing customer needs, frequent new service and product introductions, evolving industry standards and rapidly changing technology. Our success will depend, in part, on our ability to recognize and respond to these changes in a timely and cost-effective manner. If we fail to do so, we will not be able to compete successfully.


We rely on telecommunications companies in our markets to provide our customers with reliable access to our services, and failures or delays in providing access could limit our ability to service our customers and impact our revenues and operating results.

  Our customers typically access our services either through their normal telephone lines or dedicated lines provided by local telecommunications companies specifically for that use. In some of our markets, we experience delays in delivery of new telephone or dedicated lines that have prevented our customers from accessing our services. These delays result in lost revenues. Additionally, some local telecommunications companies that provide Internet services provide delivery of telephone or dedicated lines to their Internet customers on a preferential basis, which may cause us to lose current and potential customers. We also lease network capacity from telecommunications companies and rely on the quality and availability of their service. These companies may experience disruptions of service, which could disrupt our services to, or limit Internet access for, our customers. We may not be able to replace or supplement these services on a timely basis or in a cost-effective manner, which may result in customer dissatisfaction and lost revenues.


We depend on the reliability of our network, and a system failure or a breach of our security measures could result in a loss of customers and reduced revenues.

  We are able to deliver services only to the extent that we can protect our network systems against damages from telecommunication failures, computer viruses, natural disasters and unauthorized access. Any system failure, accident or security breach that causes interruptions in our operations could impair our ability to provide Internet services to our customers and negatively impact our revenues and results of operations. To the extent that any disruption or security breach results in a loss or damage to our customers' data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches. Although we currently possess errors and omissions insurance, business interruption insurance, and insurance covering losses resulting from computer viruses and security breaches, these policies may not provide effective coverage upon the occurrence of all events.

If we fail to attract and retain qualified personnel or lose the services of our key personnel, our operating results may suffer.

  Our success depends on our key management, engineers, sales and marketing personnel, technical support representatives and other personnel, many of whom may be difficult to replace. If we lose key personnel, we may not be able to find suitable replacements, which may negatively affect our business. In addition, since the demand for qualified personnel in our industry is very high, we may have to increase the salaries and fringe benefits we may offer to our personnel, which may affect our operating results. We do not maintain key person life insurance on, or restrictive employment agreements with, any of our executive officers.


We may be liable for information disseminated over our network.
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  We may face liability for information carried on or disseminated through our network. Some types of laws that may result in our liability for information disseminated over our network include:

   . laws designed to protect intellectual property, including trademark and copyright laws

   . laws relating to publicity and privacy rights and laws prohibiting defamation

   .  laws restricting the collection, use and processing of personal data and

   . laws prohibiting the sale, dissemination or possession of pornographic material

  The laws governing these matters vary from jurisdiction to jurisdiction.


Our Latin American markets have a history of political and economic instability which may disrupt our operations and adversely affect our results.

  We derive and expect to continue to derive a material portion of our revenues from the Latin American markets. Latin America has experienced periods of political and economic instability. If these conditions were to reoccur, our business could be adversely affected. Historically, instability in Latin American countries has been caused by

    . extensive governmental involvement, control or ownership of industries in local economies, including telecommunications facilities, financial institutions and other commerce infrastructure

    . unexpected changes in regulatory requirements such as imposing licensing requirements or levying new taxes

    . slow or negative growth as a result of recessionary trends caused by foreign currency devaluations, interest rate hikes and inflation

    .  wage and price controls that reduce potential profitability of businesses

  We have made no allowances for the impact of any such potential events in financial projections we have announced. The occurrence of any such adverse political or economic conditions may deter growth in Internet usage or create uncertainty regarding our operating climate, which my adversely impact our business and operating results.